Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tae Heum Jeong, a true and lawful attorney-in-fact and agent, with full power to him (including the full power of substitution and resubstitution), to sign for him or her and in his or her name, place and stead, in the capacity or capacities set forth below, (1) the Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to be filed by Rexahn Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (2) any amendments to the foregoing Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Chang H. Ahn	Chairman and Chief Executive Officer	March 23, 2011
Chang H. Ahn
/s/ Tae Heum Jeong	Chief Financial Officer, Secretary and Director	March 23, 2011
Tae Heum Jeong
/s/ Peter Brandt	Director	March 23, 2011
Peter Brandt
/s/David McIntosh	Director	March 23, 2011
David McIntosh
/s/ Charles Beever	Director	March 23, 2011
Charles Beever
/s/ Kwang Soo Cheong	Director	March 23, 2011
Kwang Soo Cheong
/s/ Richard Kivel	Director	March 23, 2011
Richard Kivel